Exhibit 10.16
April 8, 2020

Joseph Miller
[redacted]

Re:    Terms of Employment with Aurinia Pharma U.S., Inc.

Dear Joseph:

Aurinia Pharma U.S., Inc. (the "Company"), a Delaware Corporation and wholly owned subsidiary of Aurinia Pharmaceuticals Inc., a corporation under the laws of the Province of Alberta ("Parent"), is pleased to offer you employment as the Company's Chief Financial Officer ("CFO"), on the terms and conditions set forth in this letter agreement (the "Agreement").

1.    COMMENCEMENT OF EMPLOYMENT. Your employment with the Company as CFO will begin on April 27, 2020 (the "Start Date").

2.    POSITION. You will be responsible for supporting the Company's overall financial goals, strategies, and initiatives, as well as other duties as assigned from time to time by the Chief Executive Officer ("CEO"), to whom you will report. You shall devote your best efforts and full business time, skill and attention to the performance of your duties. You will also be expected to adhere to the general employment policies and practices of the Company (and in some cases, the Parent) that may be in effect from time to time, except that when the terms of this Agreement conflict with the Company's general employment policies or practices, this Agreement will control. Your work location will be the Company's offices located in Rockville, Maryland. The Company may change your position, duties, work location and compensation from time to time in its discretion, subject to the terms and conditions set forth herein.

3.    SALARY. You will be paid an annual base salary of $410,000.00, less applicable deductions and withholdings, to be paid each month in accordance with the Company's payroll practices, as may be in effect from time to time.

4.    SIGN-ON BONUS. If you join the Company, you will also be eligible to earn a one-time bonus of $100,000, less applicable withholdings (the "Sign-On Bonus"). The Company will advance you the Sign-On Bonus, prior to its being earned, within thirty (30) days after your Start Date. You will earn the Sign-On Bonus if you remain continuously employed with the Company through the one-year anniversary of your Start Date. If the Company terminates your employment with Cause (as defined below) or you resign your employment for any reason, in either case, prior to the one-year anniversary of your Start Date, you agree to repay, within thirty (30) days after your last day of employment with the Company, the gross amount of the Sign-On Bonus paid to you by the Company."

5.    ANNUAL TARGET BONUS. During each calendar year of your employment, you will be eligible to earn an annual target bonus equal to forty percent (40%) of your annual base salary. Whether you receive such a bonus, and the amount of any such bonus, shall be determined by Parent's Board of Directors (the "Board") in its sole discretion, and shall be based upon both achievement of the Company's corporate objectives and your individual performance objectives. Any bonus shall be paid within thirty (30) days after the Board's determination that a bonus shall be awarded. You must be employed on the day that your bonus (if any) is paid in order to earn the bonus. Therefore, if your employment is terminated either by you or the Company for any reason prior to the bonus being paid, you will not have earned the bonus and no partial or prorated bonus will be paid.

6.    BENEFITS. You will be eligible to participate in the Company's standard benefit programs available to other Company executives, subject to the terms and conditions of such plans. The Company may, from time to time, change these benefits in its discretion. Additional information regarding these benefits is available for your review upon request.

Certain identified information has been excluded from this exhibit because it both (i) is not material and (ii) would be competitively harmful if publicly disclosed.

7.    STOCK OPTIONS. Subject to approval by the Board, at the first Board meeting following the Start Date (such date, the "Grant Date"), you will receive an initial stock option grant of a total number of options based on a Black Scholes calculation on the amount of $650,000.00, pursuant to Parent's Incentive Stock Option Plan (the "Initial Grant"). The Initial Grant will vest over a three-year period, with 12136th of the Initial Granting vesting on the 12- month anniversary of the Grant Date, and the remaining shares vesting equally over the following twenty-four (24) months of continuous service. The Initial Grant will have an exercise price equal to the closing price of Parent's common shares as reported on the Toronto Stock Exchange on the day immediately prior to the Grant Date and will have a term often (10) years. Any additional stock options or other equity-based awards granted to you will be upon such terms as the Board or the Compensation Committee may determine in its discretion.

8.    AT-WILL EMPLOYMENT AND SEVERANCE.

(a)    At-Will Employment. Your employment with the Company is "at-will." This means that either you or the Company may terminate your employment at any time, with or without Cause (as defined herein), and with or without advance notice.

(b)    Termination For Cause; Death or Disability. If, at any time, the Company terminates your employment for Cause (as defined herein), or if either party terminates your employment as a result of your death or disability, or you resign for any reason outside of the Change of Control Period, or you resign without Good Reason during the Change of Control Period, you will receive your base salary accrued through your last day of employment, as well as any unused vacation (if applicable) accrued through your last day of employment. Under these circumstances, you will not be entitled to any other form of compensation from the Company, including any severance benefits.
(c)    Termination without Cause. If at any time other than during the Change of Control Period (as defined herein), the Company terminates your employment without Cause, and provided such termination constitutes a "separation from service" (as defined under Treasury Regulation Section 1.409A-l(h), without regard to any alternative definition thereunder, a "Separation from Service"), then subject to your obligations below, you shall be entitled to receive the following severance benefits (collectively, the "Severance Benefits")

(i)    Salary Continuation. An amount equal to six (6) months of your then-current base salary, plus one additional month for each full year of employment with the Company, up to a maximum of eighteen (18) months in the aggregate (such period of time, the "Severance Period"), less all applicable withholdings and deductions, paid over the Severance Period, on the schedule described below (the "Salary Continuation");
(ii)    COBRA Benefits. If you timely elect continued coverage under COBRA for yourself and your covered dependents under the Company's group health plans following such termination of employment, then the Company shall pay the COBRA premiums necessary to continue your health insurance coverage in effect for yourself and your eligible dependents on the termination date until the earliest of (A) the close of the Severance Period following the termination of your employment, (B) the expiration of your eligibility for the continuation coverage under COBRA, or (C) the date when you become eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment (such period from the termination date through the earliest of (A) through (C), the "COBRA Payment Period"). If you become eligible for coverage under another employer's group health plan or otherwise cease to be eligible for COBRA during the period provided in this clause, you must immediately notify the Company of such event, and all payments and obligations under this clause shall cease.;

(iii)    Target Bonus. A pro-rated amount of your target bonus based upon the number of days worked during the calendar year in which the termination occurs. The amount of any such bonus shall be determined by the Board in its sole discretion, and shall be based upon both achievement of corporate objectives and individual performance objectives. Any amount of your bonus paid under this section will be payable in a lump sum on the date that all other Executives at the Company would regularly receive the bonus payment, less applicable taxes and withholdings, but in any event no later than March 15 of the year following the year in which your termination of employment occurs;
(iv)    Outplacement Services. The Company will arrange for you to be provided with such outplacement career counseling services as are reasonable and appropriate to assist you in seeking new employment, up to a maximum of $10,000.
(d)    Termination without Cause or Resignation For Good Reason in Connection With a Change of Control. If the Company terminates your employment without Cause, or you resign for Good Reason, in either case, within three (3) months prior to or twelve
(12)    months following the effective date of a Change of Control (as defined herein) (the "Change of Control Period"), and provided such termination constitutes a Separation from Service, then subject to your obligations below, you shall be entitled to receive the following severance benefits (collectively, the "Change of Control Severance Benefits"):

Certain identified information has been excluded from this exhibit because it both (i) is not material and (ii) would be competitively harmful if publicly disclosed.

(i)    Salary Continuation. An amount equal to twelve (12) months of your then current base salary, plus one additional month for each full year of employment with the Company, up to a maximum of eighteen (18) months in the aggregate (such period of time, the "Change of Control Severance Period"), less all applicable withholdings and deductions, paid over the Change of Control Severance Period, on the schedule described below (the "Change of Control Salary Continuation");
(ii)    COBRA Benefits. If you timely elect continued coverage under COBRA for yourself and your covered dependents under the Company's group health plans following such termination or resignation of employment, then the Company shall pay the COBRA premiums necessary to continue your health insurance coverage in effect for yourself and your eligible dependents on the termination date pursuant to the terms set forth in 8(c)(ii) but for the length of the Change of Control Severance Period, rather than the Severance Period specified in section 8(c)(i).
(iii)    Target Bonus. An amount equal to 100% of your target bonus for the year in which the termination occurred. Any amount of your bonus paid under this section will be payable in a lump sum at the same time as the first Change of Control Salary Continuation payment;
(iv)    Outplacement Services. The Company will arrange for you to be provided with such outplacement career counseling services as are reasonable and appropriate to assist you in seeking new employment, up to a maximum of $10,000.
(v)    Vesting Acceleration. Acceleration of the vesting of all time- based equity awards as of the date of termination such that all time-based equity awards granted to you by Parent will be fully vested and exercisable. Such acceleration shall be effective as of the effective date of your termination of employment;
(e)    Conditions For Receipt of Severance Benefits or Change of Control Severance Benefits. The Severance Benefits or Change of Control Severance Benefits (as applicable) are conditional upon: (i) your continuing to comply with your obligations under your Employee Confidential Information and Inventions Assignment Agreement; (i) your delivering to the Company an effective, general release of claims in favor of the Company in a form acceptable to the Company within 60 days following your termination date; and (iii) if you are a member of the Board, your resignation from the Board, to be effective no later than the date of your termination date (or such other date as requested by the Board). The Salary Continuation or Change of Control Salary Continuation will be paid in equal installments on the Company's regular payroll schedule and will be subject to applicable tax withholdings over the period outlined above following the date of your termination date; provided, however, that no payments will be made prior to the 60th day following your Separation from Service. On the 60th day following your Separation from Service, the Company will pay you in a lump sum the Salary Continuation or Change of Control Salary Continuation and other Severance Benefits that you would have received on or prior to such date under the original schedule but for the delay while waiting for the 60th day in compliance with Code Section 409A and the effectiveness of the release, with the balance of the Salary Continuation or Change of Control Salary Continuation and other Severance Benefits being paid as originally scheduled. For the avoidance of doubt, in no event will you be entitled to benefits under both Section 8(c) and Section 8(d). If you would otherwise be eligible for severance benefits under both Section 8(c) and Section 8(d), you will receive the benefits set forth in Section 8(d) and such benefits shall be reduced by any benefits previously provided to you under Section 8(c).

(f)    Definitions. For purposes of this Agreement, the following terms shall be defined as set forth below:

Change of Control. For purposes of this Agreement, "Change of Control" means:

(1) any merger or consolidation in which voting securities of Parent possessing more than fifty percent (50%) of the total combined voting power of Parent's outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to such transaction and the composition of the Board of Parent following such transaction is such that the directors of Parent prior to the transaction constitute less than fifty percent (50%) of the membership of the Board of Parent following the transaction;

(2)    Any acquisition, directly or indirectly, by an person or related group of persons (other than Parent or a person that directly or indirectly controls, is controlled by, or is under common control with, Parent) of beneficial ownership of voting securities of Parent possessing more than fifty percent (50%) of the total combined voting power of Parent's outstanding securities;
(3)    Any acquisition, directly or indirectly, by a person or related group of persons of the right to appoint a majority of the directors of Parent; or
(4)    Any sale, transfer or other disposition of all or substantially all of the assets of parent;
Certain identified information has been excluded from this exhibit because it both (i) is not material and (ii) would be competitively harmful if publicly disclosed.

provided, however, that a Change of Control shall not be deemed to have occurred if such Change in Control results solely from the issuance, in connection with a bona fide financing or series of financings by Parent or any entity that is an affiliate of Parent under the Securities Act (British Columbia), as amended from time to time (an "Affiliate"), of voting securities of Parent or any of its Affiliates which are convertible into voting securities. This definition of Change of Control is intended to conform to the definitions of "change in ownership of a corporation" and "change in ownership of a substantial portion of a corporation's assets" provided in Treasury regulation Sections 1.409A-3(i)(5)(v) and (vii).

(ii)    Cause. For purposes of this Agreement, "Cause" shall mean one or more of the following: (1) conviction (or guilty or no plea) of a felony or crime of moral turpitude; (2) willful, continued failure or refusal to follow lawful and reasonable instructions of the Chief Executive Officer or the Board; (3) willful, continued failure to faithfully and diligently perform assigned duties; (4) unethical, fraudulent, or other serious misconduct; (5) conduct that materially discredits, or is materially detrimental to, the Company or any affiliate; or (6) material breach of Employee Confidential Information and Inventions Assignment Agreement, or material Company policies. The determination as to whether you are being terminated for Cause shall be made in good faith by the Company and shall be final and binding. The foregoing definition does not in any way limit the Company's ability to terminate your employment at any time. With respect to (2), (3), (4), and (6), Cause will only be deemed to have occurred after the expiration of 10 days without cure after written notice from the Company of such grounds for Cause, provided that such breach is reasonably curable.

(iii)    Good Reason. For purposes of this Agreement, "Good Reason" shall mean the occurrence of any of the following events without your consent: (1) a material reduction in your Base Salary (unless pursuant to a salary reduction program applicable generally to the Company's similarly situated employees); (2) a material reduction in your duties, responsibilities or authority; or (3) the relocation of your principal place of employment, without your consent, in a manner that lengthens your one-way commute distance by fifty (50) or more miles from your then-current principal place of employment immediately prior to such relocation; provided, however, that, any such termination by you shall only be deemed for Good Reason pursuant to this definition if: (a) you give the Company written notice of your intent to terminate for Good Reason within thirty (30) days following the first occurrence of the condition(s) that you believes constitute(s) Good Reason, which notice shall describe such condition(s); (b) the Company fails to remedy such condition(s) within thirty (30) days following receipt of the written notice (the "Cure Period"); and (c) you voluntarily terminate your employment within thirty (30) days following the end of the Cure Period.

9.    SECTION 409A. It is intended that all of the severance benefits and other payments payable under this letter satisfy, to the greatest extent possible, the exemptions from the application of Code Section 409A provided under Treasury Regulations l.409A-l(b)(4), l.409A-l(b)(5) and l.409A-l(b)(9), and this letter will be construed to the greatest extent possible as consistent with those provisions. For purposes of Code Section 409A (including, without limitation, for purposes of Treasury Regulation Section l.409A-2(b)(2)(iii)), your right to receive any installment payments under this letter (whether severance payments, reimbursements or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment. Notwithstanding any provision to the contrary in this letter, if you are deemed by the Company at the time of your Separation from Service to be a "specified employee" for purposes of Code Section 409A(a)(2)(B)(i), and if any of the payments upon Separation from Service set forth herein and/or under any other agreement with the Company are deemed to be "deferred compensation", then to the extent delayed commencement of any portion of such payments is required in order to avoid a prohibited distribution under Code Section 409A(a)(2)(B)(i) and the related adverse taxation under Section 409A, such payments shall not be provided to you prior to the earliest of (i) the expiration of the six-month period measured from the date of your Separation from Service with the Company, (ii) the date of your death or
(iii) such earlier date as permitted under Section 409A without the imposition of adverse taxation. Upon the first business day following the expiration of such applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this paragraph shall be paid in a lump sum to you, and any remaining payments due shall be paid as otherwise provided herein or in the applicable agreement. No interest shall be due on any amounts so deferred.

Certain identified information has been excluded from this exhibit because it both (i) is not material and (ii) would be competitively harmful if publicly disclosed.

10.    PARACHUTE PAYMENTS. In the event that the benefits provided for in this Agreement or otherwise payable to you (i) constitute "parachute payments" within the meaning of Section 2800 of the Code and (ii) but for this section, would be subject to the excise tax imposed by Section 4999 of the Code, then your benefits under this Agreement or otherwise shall be payable either (a) in full, or (b) as to such lesser amount which would result in no portion of such benefits being subject to an excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in your receipt on an after-tax basis, of the greatest amount of benefits under this agreement or otherwise, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. In applying this principle, the reduction shall be made in a manner consistent with the requirements of Code Section 409A, and if more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata. Unless you and the Company otherwise agree in writing, any determination required under this section shall be made in writing by the Company's independent public accountants (the "Accountants"), whose determination shall be conclusive and binding upon you and the Company for all purposes. For purposes of making the calculations required by this section, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. You and the Company shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this section as well as any costs incurred by you with the Accountants for tax planning under Sections 280G and 4999 of the Code.

11.    CONFIDENTIALITY OBLIGATIONS. As condition of your employment, you must sign and abide by the Company's standard form of Employee Confidential Information and Inventions Assignment Agreement, a copy of which is attached hereto as Exhibit A. In your work for the Company, you will be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom you have an obligation of confidentiality. Rather, you will be expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company. You agree that you will not bring onto Company premises any unpublished documents or property belonging to any former employer or other person to whom you have an obligation of confidentiality. You hereby represent that your employment does not create a conflict with any agreement between you and a third-party.

12.    ARBITRATION. To ensure the rapid and economical resolution of disputes that may arise in connection with your employment with the Company, you and the Company agree that any and all disputes, claims, or causes of action, in law or equity, including but not limited to statutory claims, arising from or relating to the enforcement, breach, performance, or interpretation of this Agreement, your employment with the Company, or the termination of your employment, shall be resolved pursuant to the Federal Arbitration Act, 9 U.S.C. § 1-16, to the fullest extent permitted by law, by final, binding and confidential arbitration conducted by JAMS or its successor, under JAMS' then applicable rules and procedures for employment disputes before a single arbitrator (available upon request and also currently available at http://www.jamsadr.com/rules-employment-arbitration/). You acknowledge that by agreeing to this arbitration procedure, both you and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. In addition, all claims, disputes, or causes of action under this section, whether by you or the Company, must be brought in an individual capacity, and shall not be brought as a plaintiff (or claimant) or class member in any purported class or representative proceeding, nor joined or consolidated with the claims of any other person or entity. The arbitrator may not consolidate the claims of more than one person or entity, and may not preside over any form of representative or class proceeding. To the extent that the preceding sentences regarding class claims or proceedings are found to violate applicable law or are otherwise found unenforceable, any claim(s) alleged or brought on behalf of a class shall proceed in a court of law rather than by arbitration. This paragraph shall not apply to any action or claim that cannot be subject to mandatory arbitration as a matter of law (the "Excluded Claims"). In the event you intend to bring multiple claims, including an Excluded Claim, the Excluded Claims may be filed with a court, while any other claims will remain subject to mandatory arbitration. You will have the right to be represented by legal counsel at any arbitration proceeding. Questions of whether a claim is subject to arbitration under this agreement shall be decided by the arbitrator. Likewise, procedural questions which grow out of the dispute and bear on the final disposition are also matters for the arbitrator. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator's essential :findings and conclusions on which the award is based. The arbitrator shall be authorized to award all relief that you or the Company would be entitled to seek in a court of law. The Company shall pay all JAMS arbitration fees in excess of the administrative fees that you would be required to pay if the dispute were decided in a court of law. Nothing in this letter agreement is intended to prevent either you or the Company from obtaining injunctive relief in court
Certain identified information has been excluded from this exhibit because it both (i) is not material and (ii) would be competitively harmful if publicly disclosed.

to prevent irreparable harm pending the conclusion of any such arbitration. Any awards or orders in such arbitration may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction.
13.    MISCELLANEOUS. This Agreement, including Exhibit A, is the complete and exclusive statement of all of the terms and conditions of your employment with the Company, and supersedes and replaces any and all prior agreements or representations with regard to the subject matter hereof, whether written or oral. It is entered into without reliance on any promise or representation other than those expressly contained herein, and it cannot be modified, amended or extended except in a writing signed by you and a duly authorized officer of the Company. This Agreement is intended to bind and inure to the benefit of and be enforceable by you and the Company, and our respective successors, assigns, heirs, executors and administrators, except that you may not assign any of your duties or rights hereunder without the express written consent of the Company. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced as if such invalid, illegal or unenforceable provisions had never been contained herein. This Agreement and the terms of your employment with the Company shall be governed in all aspects by the laws of the State of Maryland.

This Agreement is conditioned upon satisfactory proof of your right to work in the United States and satisfactory completion of a Company-required background and reference check. If you agree to the terms and conditions set forth herein, please sign below.
We look forward to having you join us. If you have any questions about this Agreement, please do not hesitate to call me.

Best regards,

AURINIA PHARMA U.S., INC.

/s/ Max Donley

EVP, Internal Operations and Strategy

Accepted and agreed: /s/ Joe Miller

Date: 08-Apr-20

Certain identified information has been excluded from this exhibit because it both (i) is not material and (ii) would be competitively harmful if publicly disclosed.

EXHIBIT A

EMPLOYEE CONFIDENTIAL INFORMATION AND INVENTION ASSIGNMENT AGREEMENT

AURINIA PHARMA U.S., INC.
For Maryland Employees

EMPLOYEE CONFIDENTIAL INFORMATION AND INVENTION ASSIGNMENT AGREEMENT
In consideration of my employment or continued employment by Aurinia Pharma U.S., Inc. ("Employer''), and its subsidiaries, parents, affiliates, successors and assigns (together with Employer, "Company"), the compensation paid to me now and during my employment with Company, and Company's agreement to provide me with access to its Confidential Information (as defined below), I enter into this Employee Confidential Information and Invention Assignment Agreement with Employer (the "Agreement'). Accordingly, in consideration of the mutual promises and covenants contained herein, Employer (on behalf of itself and Company) and I agree as follows:
1.    Confidential Information Protections.
1.1    Recognition of Company's Rights; Nondisclosure. My employment by Company creates a relationship of confidence and trust with respect to Confidential Information (as defined below) and Company has a protectable interest in the Confidential Information. At all times during and after my employment, I will hold in confidence and will not disclose, use, lecture upon, or publish any Confidential Information, except as required in connection with my work for Company, or as approved by an officer of Company. I will obtain written approval by an officer of Company before I lecture on or submit for publication any material (written, oral, or otherwise) that discloses and/or incorporates any Confidential Information. I will take all reasonable precautions to prevent the disclosure of Confidential Information. Notwithstanding the foregoing, pursuant to 18 U.S.C. Section 1833{b), I will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (1) is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (2) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. I agree that Company information or documentation to which I have access during my employment, regardless of whether it contains Confidential Information, is the property of Company and cannot be. downloaded or retained for my personal use or for any use that is outside the scope of my duties for Company.

1.2    Confidential Information. "Confidential Information" means any and all confidential knowledge or data of Company, and includes any confidential knowledge or data that Company has received, or receives in the future, from third parties that Company has agreed to treat as confidential and to use for only certain limited purposes. By way of illustration but not limitation, Confidential Information includes (a) trade secrets, inventions, ideas, processes, formulas, software in source or object code, data, technology, know-how, designs and techniques, and any other work product of any nature, and all Intellectual Property Rights (defined below) in all of the foregoing (collectively, "Inventions"), including all Company Inventions (defined in Section 2.1); (b) information regarding research, development, new products, business and operational plans, budgets, unpublished financial statements and projections, costs, margins, discounts, credit terms, pricing, quoting procedures, future plans and strategies, capital-raising plans, internal services, suppliers and supplier information;
(c)    information about customers and potential customers of Company, including customer lists, names, representatives, their needs or desires with respect to the types of products or services offered by Company, and other non-public information;
(d)    information about Company's business partners and their services, including names, representatives, proposals, bids, contracts, and the products and services they provide; (e) information regarding personnel, employee lists, compensation, and employee skills; and (f) any other non-public information that a competitor of Company could use to Company's competitive disadvantage. However, Company agrees that I am free to use information that I knew prior to my employment with Company or that is, at the time of use, generally known in the trade or industry through no breach of this Agreement by me. Company further agrees that this Agreement does not limit my right to discuss my employment or unlawful acts in Company's workplace, including but not limited to sexual harassment, or report possible violations of law or regulation with any federal, state or local government agency, or to discuss the terms and conditions of my employment with others to the extent expressly permitted by Section 7 of the National Labor Relations Act, or to the extent that such disclosure is protected under the applicable provisions of law or regulation, including but not limited to "whistleblower" statutes or other similar provisions that protect such disclosure, to the extent any such rights are not permitted by applicable law to be the subject of nondisclosure obligations.
Certain identified information has been excluded from this exhibit because it both (i) is not material and (ii) would be competitively harmful if publicly disclosed.

1.3    Term of Nondisclosure Restrictions. I will only use or disclose Confidential Information as provided in this Section 1 and I agree that the restrictions in Section 1.1 are intended to continue indefinitely, even after my employment by

Company ends. However, if a time limitation on my obligation not to use or disclose Confidential Information is required under applicable law, and the Agreement or its restriction(s) cannot otherwise be enforced, Company and I agree that the two year period after the date my employment ends will be the time limitation relevant to the contested restriction; provided, however, that my obligation not to disclose or use trade secrets that are protected without time limitation under applicable law shall continue indefinitely.
1.4    No Improper Use of Information of Prior Employers and Others. During my employment by Company, I will not improperly use or disclose confidential information or trade secrets, if any, of any former employer or any other person to whom I have an obligation of confidentiality, and I will not bring onto Company's premises any unpublished documents or property belonging to a former employer or any other person to whom I have an obligation of confidentiality unless that former employer or person has consented in writing.

2.    Assignments of Inventions.
2.1    Definitions. The term (a)"Intellectual Property Rights" means all past, present and future rights of the following types, which may exist or be created under the laws of any jurisdiction in the world: trade secrets, Copyrights, trademark and trade name rights, mask work rights, patents and industrial property, and all proprietary rights in technology or works of authorship (including, in each case, any application for any such rights and any rights to apply for any such rights, as well as all rights to pursue remedies for infringement or violation of any such rights); (b) "Copyright' means the exclusive legal right to reproduce, perform, display, distribute and make derivative works of a work of authorship (for example, a literary, musical, or artistic work) recognized by the laws of any jurisdiction in the world; (c) "Moral Rights" means all paternity, integrity, disclosure, withdrawal, special and similar rights recognized by the laws of any jurisdiction in the world; and (d)"Company Inventions" means any and all Inventions (and all Intellectual Property Rights related to Inventions) that are made, conceived, developed, prepared, produced, authored, edited, amended, reduced to practice, or learned or set out in any tangible medium of expression or otherwise created, in whole or in part, by me, either alone or with others, during my employment by Company, and all printed, physical, and electronic copies, and other tangible embodiments of Inventions.
2.2    Non-Assignable Inventions. I recognize that this Agreement will not be deemed to require assignment of any Invention that I develop entirely on my own time without using Company's equipment, supplies, facilities or trade secrets, or Confidential Information, except for Inventions that either (i) relate to Company's actual or anticipated business, research or development, or (ii) result from or are connected with any work performed by me for Company ("Nonassignable Inventions").
2.3    Prior Inventions.
(a)    On the signature page to this Agreement is a list describing any Inventions that (i) are owned by me or in which I have an interest and that were made or acquired by me prior to my date of first employment by Company, and (ii) may relate to Company's business or actual or demonstrably anticipated research or development, and (iii) are not to be assigned to Company ("Prior Inventions"). If no such list is attached, I represent and warrant that no Inventions that would be classified as Prior Inventions exist as of the date of this Agreement.
(b)    I agree that if I use any Prior Inventions and/or Nonassignable Inventions in the scope of my employment, or if I include any Prior Inventions and/or Nonassignable Inventions in any product or service of Company, or if my rights in any Prior Inventions and/or any Nonassignable Inventions may block or interfere with, or may otherwise be required for, the exercise by Company of any rights assigned to Company under this Agreement (each, a "License Event'), (i) I will immediately notify Company in writing, and (ii) unless Company and I agree otherwise in writing, I hereby grant to Company a non-exclusive, perpetual, transferable, fully-paid, royalty-free, irrevocable, worldwide license, with rights to sublicense through multiple levels of sublicensees, to reproduce, make derivative works of, distribute, publicly perform, and publicly display in any form or medium (whether now known or later developed), make, have made, use, sell, import, offer for sale, and exercise any and all present or future rights in, such Prior Inventions and/or Nonassignable Inventions. To the extent that any third parties have any rights in or to any Prior Inventions or any Nonassignable Inventions, I represent and warrant that such third party or parties have validly and irrevocably granted to me the right to grant the license stated above. For purposes of this paragraph, "Prior Inventions" includes any Inventions that would be classified as Prior Inventions, whether or not they are listed on the signature page to this Agreement.

2.4    Assignment of Company Inventions. I hereby assign to Employer all my right, title, and interest in and to any and all Company Inventions other than Nonassignable Inventions and agree that such assignment includes an assignment of all Moral
Certain identified information has been excluded from this exhibit because it both (i) is not material and (ii) would be competitively harmful if publicly disclosed.

Rights. To the extent such Moral Rights cannot be assigned to Employer and to the extent the following is allowed by the laws in any country where Moral Rights exist, I hereby unconditionally and irrevocably waive the enforcement of such Moral Rights, and all claims and causes of action of any kind against Employer or related to Employer's customers, with respect to such rights. I further agree that neither my successors-in-interest nor legal heirs retain any Moral Rights in any Company Inventions. Nothing contained in this Agreement may be construed to reduce or limit Company's rights, title, or interest in any Company Inventions so as to be less in any respect than that Company would have had in the absence of this Agreement.
2.5    Obligation to Keep Company Informed. During my employment by Company, I will promptly and fully disclose to Company in writing all Inventions that I author, conceive, or reduce to practice, either alone or jointly with others. At the time of each disclosure, I will advise Company in writing of any Inventions that I believe constitute Nonassignable Inventions; and I will at that time provide to Company in writing all evidence necessary to substantiate my belief. Subject to Section 2.3(b), Company agrees to keep in confidence, not use for any purpose, and not disclose to third parties without my consent, any confidential information relating to Nonassignable Inventions that I disclose in writing to Company.
2.6    Government or Third Party. I agree that, as directed by Company, I will assign to a third party, including without limitation the United States, all my right, title, and interest in and to any particular Company Invention.
2.7    Ownership of Work Product. I acknowledge that all original works of authorship that are made by me (solely or jointly with others) within the scope of my employment and that are protectable by Copyright are ''works made for hire," pursuant to United States Copyright Act (17 U.S.C., Section 101).
2.8    Enforcement of Intellectual Property Rights and Assistance. I will assist Company, in every way Company requests, including signing, verifying and delivering any documents and performing any other acts, to obtain and enforce United States and foreign Intellectual Property Rights and Moral Rights relating to Company Inventions in any jurisdictions in the world. My obligation to assist Company with respect to Intellectual Property Rights relating to Company Inventions will continue beyond the termination of my employment, but Company will compensate me at a reasonable rate after such termination for the time I actually spend on such assistance. If Company is unable for any reason, after reasonable effort, to secure my signature on any document needed in connection with the actions specified in this paragraph, I hereby irrevocably designate and appoint Employer and its duly authorized officers and agents as my agent and attorney in fact, which appointment is coupled with an interest, to act for and on my behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of this Agreement with the same legal force and effect as if executed by me. I hereby waive and quitclaim to Company any and all claims, of any nature whatsoever, which I now or may hereafter have for infringement of any Intellectual Property Rights assigned to Employer under this Agreement.
2.9    Incorporation of Software Code. I agree not to incorporate into any Inventions, including any Company software, or otherwise deliver to Company, any software code licensed under the GNU General Public License, Lesser General Public License, or any other license that, by its terms, requires or conditions the use or distribution of such code on the disclosure, licensing, or distribution of any source code owned or licensed by Company, except in strict compliance with Company's policies regarding the use of such software or as directed by Company.

3.    Records. I agree to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that is required by Company) of all Confidential Information developed by me and all Company Inventions made by me during the period of my employment at Company, which records will be available to and remain the sole property of Employer at all times.

4.    Duty of Loyalty During Employment. During my employment by Company, I will not, without Company's written consent, directly or indirectly engage in any employment or business activity that is directly or indirectly competitive with, or would otherwise conflict with, my employment by Company.

5.    No Solicitation of Employees, Consultants, Contractors, or Customers or Potential Customers. I agree that during the period of my employment and for the one year period after the date my employment ends for any reason, including but not limited to voluntary termination by me or involuntary termination by Company, I will not, as an officer, director, employee, consultant, owner, partner, or in any other capacity, either directly or through others, except on behalf of Company:
5.1    solicit, induce, encourage, or participate in soliciting, inducing or encouraging any person known to me to be an employee, consultant, or independent contractor of Company to terminate his, her or its relationship with Company, even if I did not initiate the discussion or seek out the contact;
5.2    solicit, induce, encourage, or participate in soliciting, inducing, or encouraging any person known to me to be an employee, consultant, or independent contractor of Company to terminate his, her or its relationship with Company to render services to me or any other person or entity that researches, develops, markets, sells, performs or provides or is preparing to develop, market, sell, perform or provide Conflicting Services (as defined below);
Certain identified information has been excluded from this exhibit because it both (i) is not material and (ii) would be competitively harmful if publicly disclosed.

5.3    hire, employ, or engage in a business venture to research, develop, market, sell, perform or provide Conflicting Services (as defined below) as partners or owners or other joint capacity any person then employed by Company or who has left the employment of Company within the preceding three months, or attempt to hire, employ, or engage in a business venture to research, develop, market, sell, perform or provide Conflicting Services as partners or owners or other joint capacity any person then employed by Company or who has left the employment of Company within the preceding three months;
5.4    solicit, induce or attempt to induce any Customer or Potential Customer (as defined below), to terminate, diminish, or materially alter in a manner harmful to Company its relationship with Company;
5.5    solicit or assist in the solicitation of any Customer or Potential Customer to induce or attempt to induce such Customer or Potential Customer to purchase or contract for any Conflicting Services; or
5.6    perform, provide or attempt to perform or provide any Conflicting Services for a Customer or Potential Customer.
The parties agree that for purposes of this Agreement, a "Customer or Potential Customer" is any person or entity who or which, at any time during the one year period prior to my contact with such person or entity as described in Sections 5.4,
5.5 or 5.6 above if such contact occurs during my employment or, if such contact occurs following the termination of my employment, during the one year period prior to the date my employment with Company ends: (i) contracted for, was billed for, or received from Company any product, service or process with which I worked directly or indirectly during my employment by Company or about which I acquired Confidential Information; or (ii) was in contact with me or in contact with any other employee, owner, or agent of Company, of which contact I was or should have been aware, concerning the sale or purchase of, or contract for, any product, service or process with which I worked directly or indirectly during my employment with Company or about which I acquired Confidential Information; or (iii) was solicited by Company in an effort in which I was involved or of which I was aware.
6.    Non-Compete Provision.
6.1    I agree that for the one year period after the date my employment ends for any reason, including but not limited to voluntary termination by me or involuntary termination by Company, I will not, directly or indirectly, as an officer, director, employee, consultant, owner, partner, or in any other capacity solicit, perform, or provide, or attempt to perform or provide Conflicting Services (defined below) anywhere in the Restricted Territory (defined below), nor will I assist another person to solicit, perform or provide or attempt to perform or provide Conflicting Services anywhere in the Restricted Territory.
6.2    The parties agree that, for purposes of this Agreement, "Conflicting Services" means any product, service, or process or the research and development thereof, of any person or organization other than Company that directly competes with a product, service, or process, including the research and development thereof, of Company with which I worked directly or indirectly during my employment by Company or about which I acquired Confidential Information during my employment by Company.

6.3    The parties agree that, for purposes of this Agreement, "Restricted Territory" means (i) all counties in the state in which I primarily perform services for Company; (ii) all other states of the United States of America in which Company, with my involvement in some capacity, including, without limitation, my having knowledge of Confidential Information related thereto, provided goods or services, had customers, or otherwise conducted business at any time during the two-year period prior to the date of the termination of my relationship with Company; and (iii) any other countries from which Company provided goods or services, had customers, or otherwise conducted business, with my involvement in some capacity, including, without limitation, my having knowledge of Confidential Information related thereto, at any time during the two-year period prior to the date of the termination of my relationship with Company.
7.    Reasonableness of Restrictions. I have read this entire Agreement and understand it. I acknowledge that (a) I have the right to consult with counsel prior to signing this Agreement, (b) I will derive significant value from Company's agreement to provide me with Company Confidential Information to enable me to optimize the performance of my duties to Company, and (c) that my fulfillment of the obligations contained in this Agreement, including, but not limited to, my obligation neither to disclose nor to use Company Confidential Information other than for Company's exclusive benefit and my obligations not to compete and not to solicit are necessary to protect Company Confidential Information and, consequently, to preserve the value and goodwill of Company. I agree that (i) this Agreement does not prevent me from earning a living or pursuing my career, and (ii) the restrictions contained in this Agreement are reasonable, proper, and necessitated by Company's legitimate business interests. I represent and agree that I am entering into this Agreement freely, with knowledge of its contents and the intent to be bound by its terms. If a court finds this Agreement, or any of its restrictions, are ambiguous, unenforceable, or invalid, Company and I agree that the court will read the Agreement as a whole and interpret such restriction(s) to be enforceable and valid to the maximum extent allowed by law. If the court declines to enforce this Agreement in the manner provided in this Section and/or Section 13.2, Company and I agree that this Agreement will be automatically modified to provide Company with the maximum protection of its business interests allowed by law, and I agree to be bound by this Agreement as modified.

8.    No Conflicting Agreement or Obligation. I represent that my performance of all the terms of this Agreement and as an employee of Company does not and will not breach any agreement to keep in confidence information acquired by me in confidence
Certain identified information has been excluded from this exhibit because it both (i) is not material and (ii) would be competitively harmful if publicly disclosed.

or in trust prior to my employment by Company. I have not entered into, and I agree I will not enter into, any written or oral agreement in conflict with this Agreement.

9.    Return of Company Property. When I cease to be employed by Company, I will deliver to Company any and all materials, together with all copies thereof, containing or disclosing any Company Inventions, or Confidential Information. I will not copy, delete, or alter any information contained upon my Company computer or Company equipment before I return it to Company. In addition, if I have used any personal computer, server, or e-mail system to receive, store, review, prepare or transmit any Company information, including but not limited to, Confidential Information, I agree to provide Company with a computer-useable copy of all such information and then permanently delete such information from those systems; and I agree to provide Company access to my system as reasonably requested to verify that the necessary copying and/or deletion is completed. I further agree that any property situated on Company's premises and owned by Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company's personnel at any time during my employment, with or without notice. Prior to leaving, I hereby agree to: provide Company any and all information needed to access any Company property or information returned or required to be returned pursuant to this paragraph, including without limitation any login, password, and account information; cooperate with Company in attending an exit interview; and complete and sign Company's termination statement if required to do so by Company.

10.    Legal and Equitable Remedies. I agree that (a) it may be impossible to assess the damages caused by my violation of this Agreement or any of its terms, (b) any threatened or actual violation of this Agreement or any of its terms will constitute immediate and irreparable injury to Company, and (c) Company will have the right to enforce this Agreement by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that Company may have for a breach or threatened breach of this Agreement. I agree that if Company is successful in whole or in part in any legal or equitable action against me under this Agreement, Company will be entitled to payment of all costs, including reasonable attorney's fees, from me. If Company enforces this Agreement through a court order, I agree that the restrictions of Sections 5 and 6 will remain in effect for a period of 12 months from the effective date of the order enforcing the Agreement.

11.    Notices. Any notices required or permitted under this Agreement will be given to Company at its headquarters location at the time notice is given, labeled "Attention Chief Executive Officer," and to me at my address as listed on Company payroll, or at such other address as Company or I may designate by written notice to the other. Notice will be effective upon receipt or refusal of delivery. If delivered by certified or registered mail, notice will be considered to have been given five business days after it was mailed, as evidenced by the postmark. If delivered by courier or express mail service, notice will be considered to have been given on the delivery date reflected by the courier or express mail service receipt.

12.    Publication of This Agreement to Subsequent Employer or Business Associates of Employee. If I am offered employment, or the opportunity to enter into any business venture as owner, partner, consultant or other capacity, while the restrictions in Section 5 of this Agreement are in effect, I agree to inform my potential employer, partner, co-owner and/or others involved in managing the business I have an opportunity to be associated with, of my obligations under this Agreement and to provide such person or persons with a copy of this Agreement. I agree to inform Company of all employment and business ventures which I enter into while the restrictions described in Section 5 of this Agreement are in effect and I authorize Company to provide copies of this Agreement to my employer, partner, co-owner and/or others involved in managing the business I have an opportunity to be associated with and to make such persons aware of my obligations under this Agreement.

13.    General Provisions.
13.l Governing Law; Consent to Personal Jurisdiction. This Agreement will be governed by and construed according to the laws of the State of Maryland without regard to any conflict of laws principles that would require the application of the laws of a different jurisdiction. I expressly consent to the personal jurisdiction and venue of the state and federal courts located in Maryland for any lawsuit filed there against me by Company arising from or related to this Agreement.
13.2    Severability. If any portion of this Agreement is, for any reason, held to be invalid, illegal or unenforceable, such invalidity, illegality or unenforceability will not affect the other provisions of this Agreement, and this Agreement will be construed as if such provision had never been contained in this Agreement. If any portion of this Agreement is, for any reason, held to be excessively broad as to duration, geographical scope, activity or subject, it will be construed by limiting and reducing it, so as to be enforceable to the extent allowed by the then applicable law.
13.3    Successors and Assigns. This Agreement is for my benefit and the benefit of Company and its and their successors, assigns, parent corporations, subsidiaries, affiliates, and purchasers, and will be binding upon my heirs, executors, administrators and other legal representatives.
Certain identified information has been excluded from this exhibit because it both (i) is not material and (ii) would be competitively harmful if publicly disclosed.

13.4    Survival. This Agreement will survive the termination of my employment, regardless of the reason, and the assignment of this Agreement by Company to any successor in interest or other assignee.
13.5    Employment At-Will. I understand and agree that nothing in this Agreement will change my at-will employment status or confer any right with respect to continuation of employment by Company, nor will it interfere in any way with my right or Company's right to terminate my employment at any time, with or without cause or advance notice.
13.6    Waiver. No waiver by Company of any breach of this Agreement will be a waiver of any preceding or succeeding breach. No waiver by Company of any right under this Agreement will be construed as a waiver of any other right. Company will not be required to give notice to enforce strict adherence to all terms of this Agreement.
13.7    Export. I agree not to export, reexport, or transfer, directly or indirectly, any U.S. technical data acquired from Company or any products utilizing such data, in violation of the United States export laws or regulations.
13.8    Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law) or other transmission method and any counterpart so delivered will be deemed to have been duly and validly delivered and be valid and effective for all purposes.
13.9    Advice of Counsel. I ACKNOWLEDGE THAT, IN EXECUTING THIS AGREEMENT, I HAVE HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND I HAVE READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT. THIS AGREEMENT WILL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION OF THIS AGREEMENT.
13.10    Entire Agreement. The obligations in Sections 1 and 2 (except Section 2.2) of this Agreement will apply to any time during which I was previously engaged, or am in the future engaged, by Company as a consultant if no other agreement governs nondisclosure and assignment of inventions during such period. This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter of this Agreement and supersedes and merges all prior discussions between us, provided, however, if, prior to execution of this Agreement, Company and I were parties to any agreement regarding the subject matter hereof, that agreement will be superseded by this Agreement prospectively only. No modification of or amendment to this Agreement will be effective unless in writing and signed by the party to be charged. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

[Signatures to follow on next page]

This Agreement will be effective as of the date signed by the Employee below.
For Maryland Employees

AURINIA PHARMA U.S., INC.

/s/ Max Donley

EVP, Internal Operations and Strategy

Accepted and agreed: /s/ Joe Miller

Date: 08-Apr-20

Certain identified information has been excluded from this exhibit because it both (i) is not material and (ii) would be competitively harmful if publicly disclosed.

PRIOR INVENTIONS

1.    Prior Inventions Disclosure. Except as listed in Section 2 below, the following is a complete list of all Prior Inventions:
    No Prior Inventions.
    See below:

    Additional sheets attached.
2.    Due to a prior confidentiality agreement, I cannot complete the disclosure under Section I above with respect to the Prior Inventions generally listed below, the intellectual property rights and duty of confidentiality with respect to which I owe to the following party(ies):

    Excluded Invention             Parties             Relationship

    Additional sheets attached.
Certain identified information has been excluded from this exhibit because it both (i) is not material and (ii) would be competitively harmful if publicly disclosed.